Exhibit 99.1

NEWS RELEASE

Casa Systems Appoints Edward Durkin as Chief Financial Officer

Durkin brings more than 30 years of financial expertise in the Technology/Software sector to Casa

ANDOVER, Mass. – March 24, 2022 – Casa Systems, Inc. (Nasdaq: CASA), a leading provider of cloud-native software and physical technology solutions for wireless, cable and fixed broadband networks, today announced the appointment of Edward Durkin as its Chief Financial Officer (CFO), effective April 4, 2022.

Mr. Durkin brings over 30 years of financial and executive experience to Casa Systems. Mr. Durkin most recently served as CFO of Fuze, Inc, a global, enterprise-focused provider of unified cloud-based communications software, that was recently acquired by 8x8, Inc. Prior to his role at Fuze, Mr. Durkin served as CFO at Actifio, Inc., a multi-cloud copy data management software company serving enterprise and global service provider customers. His earlier experience includes Digital Guardian, Inc., a data loss prevention software provider, Interactions Corporation, a provider of intelligent virtual assistant software solutions, and Tactical Communications Group, LLC, a tactical data link software solutions provider for military communications systems.

“I am excited to welcome Ed to our executive leadership team as Casa’s new Chief Financial Officer,” said Jerry Guo, President and Chief Executive Officer of Casa Systems. “With the addition of Ed’s substantial financial and operational experience in the software industry, Casa has a strong team in place to grow our cloud-native software revenue while increasing our revenue visibility and profitability.”

Mr. Durkin added, “I am honored to join Casa at such a pivotal time. I look forward to working with Jerry and the rest of the leadership team to further our position as an industry leader in the infrastructure technology space with our disruptive end-to-end connected cloud solutions.”

About Casa Systems, Inc.

Casa Systems, Inc. (Nasdaq: CASA) delivers the core-to-customer building blocks to speed 5G transformation with future-proof solutions and cutting-edge bandwidth for all access types. In today’s increasingly personalized world, we create disruptive architectures built specifically to meet the needs of service provider networks. Our suite of open, cloud-native network solutions unlocks new ways for service providers to build networks without boundaries and maximize revenue-generating capabilities. Commercially deployed in more than 70 countries, Casa Systems serves over 475 Tier 1 and regional service providers worldwide. For more information, visit http://www.casa-systems.com.

CONTACT INFORMATION:

IR Contact

Mike Cummings or Jackie Marcus

617-982-0475

investorrelations@casa-systems.com

Source: Casa Systems, Inc.